EXHIBIT 6.8

TRANSFER AGENT AGREEMENT

This Transfer Agent Agreement (“Agreement”) is entered into on this 14th day of January, 2020 (“Effective Date”) by and between WEST COAST STOCK TRANSFER, INC. and MYTHIC COLLECTION, LLC (the “Company”). The Parties hereunder hereby agree to the following:

I.	THE PARTIES

WEST COAST STOCK TRANSFER INC (“Agent”) is a company organized under the laws of the State of California with its principle office at 721 N. Vulcan Ave. Ste. 205, Encinitas, CA 92024. The Agent is a transfer agent registered with the Securities and Exchange Commission in the business of maintaining stock ownership and transfer records on behalf of companies, both private and public.

AND

Mythic Collection, LLC_(“Company”) is a limited liability company formed under the laws of the State of Delaware with its principle office located at 16 Lagoon Court, San Rafael, CA 94903. Company wishes to utilize the services of Agent as its transfer agent.

II.	APPOINTMENT

The Company agrees to appoint Agent as the Company’s transfer agent under, and in accordance with, the terms of the Agreement for as long as this Agreement remains in effect. The appointment shall commence as of the Effective Date.

III.	EFFECTIVE TERM

This Agreement shall commence on the Effective Date and shall remain in effect perpetually UNLESS one or all parties to the Agreement request its termination; OR any terms of the Agreement are violated or unfulfilled; OR and such violation or unfulfillment by one of the parties continues for a period of ten business days after notice thereof is given to such party.

IV.	OBLIGATIONS OF COMPANY

A.	Initial Preparation Documents

The Company agrees to deliver, or caused to be delivered, to the Agent:

i.	A copy of the Company’s Certificate of Formation, including all amendments thereto; and a copy of the current company Operating Agreement.

ii.	A copy of the resolution of the Manager of the Company identifying the persons who are authorized to execute this Agreement on behalf of the Company (for purposes hereof, such signatory shall be Mythic Markets, Inc., the Company’s sole Manager).

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iii.	A list of all officers, directors, or other persons authorized to provide instructions to the Agent on behalf of the Company (for purposes hereof, such person shall be Mythic Markets, Inc., the Company’s sole Manager).

iv.	The names and specimen signatures of all officers who are, and have been, authorized to sign certificates or debt instruments on behalf of the Company (for purposes hereof, such person shall be Mythic Markets, Inc., the Company’s sole Manager).

v.	A list of all shareholders, for all issued and/or outstanding securities for any class of securities the Company (and its applicable Series) requests the Agent to maintain ownership records. The shareholder or unitholder list must include the holder’s full name; address; Tax ID Number or other government issued ID number; number of shares held; certificate numbers on outstanding physical certificates; the date of issuance; and whether the shares are free trading or restricted. The list should include designations for any shareholder considered an “affiliate” or “control” person as defined in the Securities Act of 1933.

vi.	Specimens of outstanding certificates for all classes of securities of the Company. Additionally provide issuance resolutions approved by the authorized officers and/or directors.

vii.	A list of all stopped certificates in which an adverse action has been, or is in the process of being, filed. Also include any court order provided by a court of competent jurisdiction.

viii.	The name and contact information for the Company’s legal counsel.

B.	Ongoing Disclosure

In the event of amendments or modifications that supersede the initial documents provided by the Company, the Company agrees to provide the Agent with written notifications together with copies of the all relevant resolutions as deemed necessary by the Agent within five (5) business days of its effectiveness, creation or approval.

C.	Payment of Cash and Maintenance Fees to Agent

i.	Payment of Cash Fee to Agent. In consideration for the services to be rendered by Agent and described in Exhibit A and B of this Agreement together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company shall compensate Agent a set-up fee as detailed in the Exhibit A (“Cash Setup Fee”). The Cash Setup Fee shall be due and delivered to Agent upon execution of this Agreement. The Parties further agree that the Cash Setup Fee shall be deemed fully earned by Agent and non-refundable upon execution of this Agreement.

ii.	Payment of Non-Cash Fee to Agent. In addition to payment of the Cash Setup Fee set forth in Section C (i) of this Agreement, the Company shall compensate Agent as described in Exhibit B (“Non-Cash Fee”) if applicable.

iii.	Maintenance Fees. Monthly or Annual maintenance fees will begin the month immediately following the execution of this agreement or will continue in the event this agreement amends or supersedes a prior agreement with the Company or its parent or subsidiary.

iv.	Regulatory Related Fees/Expenses. Company agrees to promptly reimburse Agent for any and all reasonable and documented expenses resulting from the service upon agent of a subpoena by a Federal Agency, State Agency, any Federal or state court of the United States of America, or a foreign court of competent jurisdiction, as reasonably determined by Agent, or a request from one of said agencies or courts, requiring or requesting that agent produce information or documents relating to the Company or its shareholders to said agency or court. Said expenses shall include but not be limited to travel expenses, copying charges, copying expenses, employee time, attorney’s fees, etc. Notwithstanding the foregoing or anything to the contrary herein, such obligation to reimburse Agent for any and all fees or expenses shall not apply to any inquiries, investigations, claims or other matters that relate to Agent’s business generally and not specifically related to matters involving actions by the Company.

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The Company agrees to pay all amounts due to agent under this contract or as set forth in the Fee Schedule within thirty (30) days of invoicing unless specified otherwise in the particular invoice. Company agrees to pay interest rate of two percent (2%) per month on all amounts not paid when payment is due. Company agrees that Agent shall have a lien against the Company records to secure any amounts owing to Agent and shall not be required to deliver the records or copies of the records to Company until payment of all amounts due under this Agreement. In addition, Company agrees that Agent may, at its discretion, refuse to make any transfers or issuances of Company’s securities until past due accounts have been paid.

D.	Issuance, Transfer and Cancellation of Shares

In processing transfers, the Company authorizes Agent to refuse to transfer and register the same until Agent is satisfied that the requested transfer is legally in order and Company shall indemnify and hold harmless Agent and Agent shall incur no liability for the refusal, in good faith, to make transfers which it, in its judgment, deemed improper or unauthorized.

E.	Indemnities

Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, except for its own negligence or misconduct. No action taken by Agent at the written direction of the Company shall, under any circumstances, be deemed misconduct by Agent. The Company does hereby agree to indemnify and hold harmless Agent, and each of all its officers, directors, employees, attorneys, and agents from and against any loss, damage or expense which may arise directly or indirectly from any actions, suits, threats, or claims of any kind or nature, other than any such resulting from the negligence or misconduct of Agent and shall, at the request of Agent, defend any action brought against Agent arising out of its services as transfer agent for the Company other than any such resulting from the negligence or misconduct of Agent. Should Agent make such request it may have its counsel monitor the defense at the Company’s expense and shall have the right, for any reason, to remove the defense from the Company and have its own counsel defend the action at the Company’s expense. Company shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, except for its own negligence or misconduct. Agent does hereby agree to indemnify and hold harmless Company, and each and all of its managers, officers, directors, employees, attorneys, and agents from and against any loss, damage or expense which may arise directly or indirectly from any actions, suits, threats, or claims of any kind or nature, other than any such resulting from the negligence or misconduct of the Company and shall, at the request of the Company, defend any action brought against Company arising out of Agent’s services as transfer agent for the Company arising out of Agent’s negligence or misconduct. Should the Company make such request it may have its counsel monitor the defense at the Agent’s expense and shall have the right, for any reason, to remove the defense from the Agent and have its own counsel defend the action at the Agent’s expense.

F.	Rights to Termination

Company may terminate this Agreement at any time by providing thirty (30) days notice in the form of a resolution from the Manager of the Company. Upon receipt of notice and payment of any and all outstanding invoices, expenses, and fees which may include a termination fee as described in the Fee Agreement, Agent shall promptly deliver to its successor or the Company, its records as Agent. Notwithstanding anything to the contrary herein, Section XI (Confidential Information) shall survive any termination of this Agreement.

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V.	OBLIGATIONS OF AGENT

Agent may rely upon the Uniform Commercial Code, Section 17 of the Securities Exchange Act of 1934 and rules promulgated thereunder by the Securities and Exchange Commission, generally accepted industry practices, or any other statute, rule, case law, or interpretation which, in the opinion of counsel, applies to and/or provides protection to Agent and Company in the registration or refusal of registration.

The Company specifically agrees that Agent may employ such legal counsel, as deemed necessary, to advise it as to compliance with regards to the transfer or issuance of the Issuer’s securities, requests from the Company, and any other matters for which the Agent feels legal review is necessary; that Agent shall not be liable for any action reasonably taken, suffered or omitted by it in accordance with the advice of such counsel; and Company will reimburse Agent for all costs of employing such counsel as described in the Fee Agreement.

Upon receipt and review of the Initial Preparation Documents and Fees described in Section IV(A) and (C) respectively, Agent will transact in a manner consistent with the Company’s requests and pursuant to generally acceptable industry standards applicable to transfer agents.

Agent shall ensure that it adopts and enforces adequate policies relating to the protection of confidential information of the Company, including the names and other personal and identifiable information of its managers, directors, officers, employees, agents and stakeholders. Agent shall promptly address any weaknesses in Agent’s policies and protection of such information. Further, Agent agrees to promptly notify the Company in the case of any data breaches or other access of such information and Agent shall take all reasonable actions to recover and protect such information and its confidentiality. Agent agrees to maintain adequate commercial and data privacy insurance at all times during the term of this Agreement at its sole expense.

A.	Unit Issuances

Agent will issue original units of the Company upon receipt of the following items;

i.	A written request from the Company stating the name of the shareholder, address, Tax ID Number, number of shares issued, delivery instructions, and whether the shares are free trading, control, or restricted.

ii.	An executed copy of the Manager Issuance Resolution authorizing the offering or unit issuances on behalf of the Company.

iii.	At the discretion of the Agent, a legal opinion from an attorney appointed by the Company, or if reasonably deemed necessary, an attorney appointed by the Agent, approving the issuance of units requested by the Company.

iv.	At the discretion of the Agent, any other documentation reasonably deemed necessary.

v.	Payment by the Company for Issuance Fees and Delivery Fees as described in the Fee Agreement.

B.	Transfer of Shares

The transfer of shares shall be made effective by Agent, and shall be registered and new certificates issued upon surrender of the old certificates, in a form deemed by Agent properly endorsed for transfer, with all the necessary endorser’s signatures guaranteed in such form and manner as Agent requires by a guarantor reasonably believed by Agent to be responsible, accompanied by such assurances as Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of such necessary endorsement, and satisfactory evidence of compliance with all applicable laws relating to collection of taxes, if any.

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C.	Records

Agent shall maintain customary records in connection with its agency, all of which shall be available for examination and inspection by the Company at all reasonable times.

D.	Rights to Termination

Agent may terminate this Agreement at any time upon ten business days’ notice and for any reason by providing written notice to the Company. At such time, Agent will expedite preparation of its records as Agent and will deliver the records to its successor or the Company.

VI.	TRANSMISSION AND RECEIPT OF NOTICES

All notices, demands, requests, consents, approvals, or other communications (collectively referred as “Notices”) required or permitted hereunder shall be in writing and, unless otherwise specified, shall be (i) hand delivered, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) transmitted by facsimile, addressed as set forth in this Agreement or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of sending by reputable courier service, fully prepaid, addressed to such address, (c) upon actual receipt of such mailing, if mailed or (4) upon receipt of facsimile by recipient, evidenced by a facsimile transmittal record indicating a successful transmission.

TO AGENT	TO COMPANY
West Coast Stock Transfer, Inc.	Mythic Collection, LLC

721 N. Vulcan Ave. Ste. 205	16 Lagoon Court

Encinitas, CA 92024	San Rafael, CA 94903

Telephone (619) 664-4780

Facsimile (760) 452-4423
With Copies to (optional):

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VII.	MODIFICATION, WAIVER, AND AMENDMENTS

This Agreement may not be modified or amended unless accepted in writing duly executed by both parties. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any of the other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision on any subsequent occasion. Any waiver must be in writing.

VIII.	SEVERABILITY

In the event that any one or more of the provisions or portion of any provision contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this agreement or the remaining portions of such provision, but this agreement shall be construed as if such invalid, illegal or unenforceable provisions or portions of provision had never been contained herein.

IX.	SUCCESSORS AND ASSIGNS

Neither party may assign, directly or indirectly, all or part of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

X.	GOVERNING LAW AND JURISDICTION

This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California without reference to principals of conflicts of law. Each of the parties consents to the exclusive jurisdiction of the federal court whose districts encompass any part of the State of California or the State courts of the State of California in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection. Including any objection based on forum non convenes, to the bringing of any such proceeding in such jurisdictions. Each of the parties hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. At the election of Agent any dispute between the parties may be arbitrated rather than litigated in the courts, before the American Arbitration Association in San Diego, California and pursuant to its rules. Upon demand made by Agent to the Company, the Company agrees to submit to and participate in such arbitration.

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XI	CONFIDENTIAL INFORMATION

Agent agrees that during the term of this Agreement and thereafter it will not use or permit the use of Agent’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, will hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and will not disclose such Confidential Information to any third parties except as specifically contemplated hereby. “Confidential Information” as used in this Agreement shall mean all information disclosed by Company to Agent, whether during or before the term of this Agreement, that is not generally known in the Company’s trade or industry and shall include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Company or Agent in the course of Company’s business. Confidential Information does not include information that (x) is or becomes a part of the public domain through no act or omission of Agent, (y) is disclosed to Agent by a third party without restrictions on disclosure, or (z) was in Agent’s lawful possession prior to the disclosure and was not obtained by Agent either directly or indirectly from Company. In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that Agent shall first have given notice to Company and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. All Confidential Information furnished to Agent by Company is the sole and exclusive property of Company or its suppliers or customers. Upon request by Company, Agent agrees to promptly deliver to Company the original and any copies of the Confidential Information.

XII.	COUNTERPARTS

This Agreement may be executed in any number or counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

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XIII.	INTEGRATION

“The Transfer Agent Agreement, including Schedules, Addenda and Exhibits” thereto, constitutes the parties complete, entire and final agreement about the subject matter of the TA agreement and supersedes all prior and contemporaneous agreements regarding the subject matter. The TA agreement is an integrated contract and any previous negotiations between or representations made by the parties are of no legal consequence.

XIV.	RELIANCE

The Parties represent and warrant that: (a) each has relied on his or its own judgment regarding the consideration for and language of this Agreement; (b) each has been given a reasonable period of time to consider this Agreement, has been advised to consult with independent counsel before signing this Agreement, and has consulted with independent counsel with respect hereto; (c) no party has in any way coerced or unduly influenced any other party to execute this Agreement; (d) no party has relied upon any advice or any representation of any other party’s counsel; and (e) this Agreement is written in a manner that is understandable to all of the parties.

XV.	INTERPRETATION

This Agreement has been negotiated at arm’s length between persons sophisticated and knowledgeable in these types of matters. In addition, each party has been represented by experienced and knowledgeable legal counsel, or had the opportunity to consult such counsel. Accordingly, any normal rule of construction or legal decision that would require a court to resolve any ambiguities against the drafting party is hereby waived and shall not apply in interpreting this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date listed above.

AGENT		COMPANY
West Coast Stock Transfer, Inc.		Mythic Collection, LLC

By:	/s/ Eddie Tobler	By:	/s/ Joseph Mahavuthivanij

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Company Initials

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EXHIBIT C

Company documents to be delivered:

A.	A copy of the Articles of Incorporation and bylaws of the Company, including all the amendments thereto, and a copy of the Certificate of Incorporation as issued by the State of Incorporation.

B.	Specimens of all forms of outstanding certificates for all classes of securities of the Company, in the forms approved by the Manager.

C.	A resolution certifying the authorized and outstanding securities of the Company including a list of all outstanding securities together with a statement that future transfers may be made without restriction on all securities, except as to securities subject to a restriction noted on the face of said securities and in the corporate unit records.

D.	A certified list of all shareholders, including identification of shareholders deemed to be “insiders” or “control persons” as defined in the Securities Act of 1933 & 1934 and other acts of Congress and rules and regulations of the United States Securities and Exchange Commission when applicable.

E.	The names and specimen signatures of all officers who are and have been authorized to sign certificate for securities on behalf of the Company and the names and addresses of any other Transfer Agents or Registrars of securities of the Company.

F.	A copy of the Resolution of the Manager of the Company, authorizing its execution of this Agreement and approving the terms and conditions herein including the agreement that in the event that there are any amendments or changes to any of the foregoing, the Company will issue written notification of such change or changes, together with copies of the relevant resolutions, instruments or other documents, specimen signatures, certificates, opinions or the like as the Agent may deem necessary or appropriate.

G.	List of “stopped” certificates, in which an adverse action had been, or is in process of being, filed.

H.	Completed Company Contact Form

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UNANIMOUS WRITTEN CONSENT OF

DIRECTORS IN LIEU OF MEETING OF

Mythic Collection, LLC
(Company Name)
referred hereafter as the “Company”

16 Lagoon Ct, San Rafael, CA 94903
(Company’s Address)

Organized under the laws and State of
Delaware
(State)

Pursuant to the Authority granted to directors to take action by unanimous consent without a meeting pursuant to the articles of organization of the Company. The Manager (“Directors”) of the Company, hereby certify consent and approve, as of the date indicated below, the following recitals and resolutions, as evidenced by their signature below.

WHEREAS, the Directors have been presented with the proposal to grant signing and authority to conduct business to the following officer(s) of the company, (collectively, the “Officers”).

Officer Name	Position Title
Joseph Mahavuthivanij	CEO of the Manager, Mythic Markets, Inc

WHEREAS, the Directors believe it is in the best interest of the Company to authorize and approve the agreement as set forth herein.

RESOLVED, that the Officers of the Company, or any one of such Officers are hereby fully authorized and empowered for and on behalf of the Company to act as a signatory and authorized officer to conduct all business matters as it relates to West Coast Stock Transfer, Inc. (“West Coast”). Notwithstanding the foregoing, West Coast is authorized in its discretion to require action by any combination of Officers with respect to any matter concerning the Company.

INWITNESS WHEREOF, The undersigned have set forth their hands in their capacity as of 14th day of January, 2020.

By:	/s/ Joseph Mahavuthivanij
(Director’s Signature)

By:
(Director’s Printed Name)

Joseph Mahavuthivanij
Director's Printed Name

By:
Director's Signature

Director's Printed Name

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WEST COAST STOCK TRANSFER

Issuer: Mythic Collection, LLC

SIGNATURE SPECIMENS AND LOGO FOR CERTIFICATE PRODUCTION

Instructions

Please provide the Name and Position of the officer(s) who are authorized to sign unit certificates on behalf of the issuer and whose signature(s) will be printed on the front of the unit certificates. Each officer should provide two specimens within the rectangular boxes provide labeled "a." and "b."), then select best one by placing a check next to the signature desired.

Joseph Mahavuthivanij
(Name)
CEO of the Manager, Mythic Markets, Inc
(Position)

☐ Add New Officer to Certificates
☐ Replace: ____________________
(Name of previous officer)

a. ☐

b. ☐

____
(Name)
____
(Position)

☐ Add New Officer to Certificates
☐ Replace: ____________________
(Name of previous officer)

a. ☐

b. ☐

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Additionally, issuers will need to provide their logo in order to be printed on the certificate. Acceptable formats are .jpg, .jpeg, .jpe, .jfif, .gif, .bmp, .tif, and .png. Please email the logo to clientservices@westcoaststocktransfer.com or provide on disk.

WC-1012

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